UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Datastream Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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In connection with the proposed transaction, Datastream plans to file with the Securities and Exchange Commission and mail to its stockholders a final proxy statement that will contain important information about Datastream, Infor and its subsidiary acquiring Datastream, the proposed acquisition and related matters. When it becomes available, stockholders are urged to carefully read the final proxy statement, including amendments and supplements thereto, as it will contain important information that stockholders should consider before making a decision about the merger. The final proxy statement and other documents that will be filed by Datastream with the SEC will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605, Attention: Investor Relations.

Datastream and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed acquisition. Information about the directors and executive officers of Datastream and their ownership of Datastream stock is set forth in Datastream’s annual report on Form 10-K for the year ended December 31, 2004. Investors may obtain additional information regarding the interests of such participants in the acquisition by reading the final proxy statement when it becomes available.

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On February 1, 2006, the following questions and answers were posted on Datastream’s intranet for review by its employees.

Ask Infor, Posted February 1, 2006

Category	Question	Answers

Benefits—General	Which holidays does Infor observe?	Like Datastream, Infor has a schedule of company-paid holidays. The holidays that Infor observes in the US are: New Year’s: Monday 1/2/06, Martin Luther King Day: Monday 1/16/06, Good Friday: Friday 04/14/06, Memorial Day: Monday 05/29/06, July 4th Holiday: Tuesday 07/04/06, Labor Day: Monday 09/04/06, Thanksgiving Day: Thursday 11/23/06, Day after Thanksgiving: Friday 11/24/06, Christmas Holiday: Monday 12/25/06

General	Will Datastream consulting rates be standardized with what other Infor companies charge?	This is a business operations issue that requires further study. We will use a rate structure that is competitive, fair to our customers, and which makes good business sense.

Benefits—Health, Life, Disability	What will happen to money remaining in my CIGNA HRA insurance account post-acquisition?	Datastream employees continue in Datastream benefits, including the consumer driven health care plan with HRA, until further notice. As consumer driven health care plans are relatively new, Infor will be evaluating the plan and Datastream’s experience with it, including employee satisfaction, as a transition issue.

General	When will individuals be met with to know where they stand?	Be assured that you will be meeting with Infor managers/executives as this process continues. Please continue to focus on doing your job well and achieving your goals.

Benefits—Vacation & Personal Time	How will my paid time off transfer with Infor? Will the days that I have for the rest of the year transfer?	Infor will honor Datastream vacation and personal time commitments through December 31, 2006.

Ask Infor, Posted February 1, 2006

General	How will the merger impact Datastream's legal department?	This is a transition issue that is being studied. More to come later, so please be patient as this process continues.

Employee Development	Will Infor reimburse tuition costs for work-related classes/degrees?	All current tuition reimbursements that have been approved by Datastream will be paid per the guidelines of the Datastream program. Future plans for this program are under discussion.

HR Services	My labor certification is applied for and pending. My question is do we have to file for new labor certification?	Work visa programs will be continued. Infor values the contributions of our foreign-born employees as does Datastream and will continue support of this program. Both Infor and Datastream will work with you to minimize disruption in the immigration and work visa processes.

Employee Development	Datastream currently provides tuition reimbursement for employees seeking higher degrees. Will Infor offer the same?	All current tuition reimbursements that have been approved by Datastream will be paid per the guidelines of the Datastream program. Future plans for this program are under discussion.

Benefits—401(k)	Will we receive our 401(k) match for last year?	You are always 100% vested in your own contributions to your 401K. Datastream matching contributions that have been vested at the time of transaction close will also belong to you. For that portion of unvested matching funds, we are exploring different options and will determine the outcome prior to transaction close.

Employee Development	I have been with Datastream for slightly more than a year. Personally, I believe that the Infor acquisition is beneficial to Datastream as a whole. Most of us are concerned about our career path and opportunities in the new environment. Are we still going to have pay review and promotion that is in progress? The key element of a victory is morale. I hope we can take the organization to greater heights.	Thank you for your question. Datastream's Board of Directors believe that this acquisition is in the best interests of Datastream stockholders. In addition, Datastream and Infor believe that this acquisition will be beneficial for Datastream's customers and employees. Infor, like Datastream, also believes the people are a key element of our future success, so employee development is a priority for both companies. And yes, Datastream processes for performance reviews and salary adjustments are continuing for 2006.

Benefits—General	Will there still be paid parenting time for when an employee's baby is born? Or do we need to save-up our personal/vacation time for the event?	Details on this specific component of employee benefits are still being worked out. More information will be provided during the transition.

Ask Infor, Posted February 1, 2006

Benefits—Health, Life, Disability	If I met the maximum out of pocket deductibles before the acquisition, do I have to pay another maximum?	Your individual plan deductibles are a function of the Datastream plan. Datastream’s plan continues in effect until such time as it's terminated and employees are enrolled in the new plan. Termination date for Datastream’s health and welfare plans is a transition issue that has not yet been resolved.

Benefits—401(k)	Who Administers Infor’s 401(k) Plan?	Infor’s 401(k) plan is administered by Fidelity.

General	Will Infor keep the foosball table?	Absolutely. And the Ping Pong table too!

General	Will the handful of Datastream employees based in Atlanta be able to move to the Infor building?	Unknown at this time, but we will review this as part of the transition discussions.

General	I have automatic deposits into bank accounts. Will that continue with Infor?	Datastream employees will continue to be paid by the in-place payroll system until further notice. At the appropriate time, there will be a conversion to the Infor system that pays semi-monthly, i.e. twice a month. Like Datastream, Infor has direct deposit to employees' bank accounts. After conversion, if you have made personal arrangements with your bank for automatic payments to come out of your savings or checking account, you may want to re-examine your automatic payments at that time.

Benefits—Stock and Stock Options	Since Datastream stock options will be converted into the right to receive cash equal to the difference between the $10.26 per share consideration and the “strike” price of such options (if there is a positive difference from “strike” price), do we need to do anything with the stock options at this time or sit tight until the closing?	Under the agreement with Infor, at the effective time of the merger, each outstanding stock option will be converted into the right to receive the cash value of the difference between $10.26 and the exercise price of any stock option set lower than $10.26. This payment will be made without the requirement that the employee exercise the options. All Datastream stock options and stock option plans will be canceled as a result of the merger.

In connection with the proposed transaction, Datastream plans to file with the Securities and Exchange Commission and mail to its stockholders a final proxy statement that will contain important information about Datastream, Infor and its subsidiary acquiring Datastream, the proposed acquisition and related matters. When it becomes available, stockholders are urged to carefully read the final proxy statement, including amendments and supplements thereto, as it will contain important information that stockholders should consider before making a decision about the merger. The final proxy statement and other documents that will be filed by Datastream with the SEC will be available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605, Attention: Investor Relations.

Datastream and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed acquisition. Information about the directors and executive officers of Datastream and their ownership of Datastream stock is set forth in Datastream’s annual report on Form 10-K for the year ended December 31, 2004. Investors may obtain additional information regarding the interests of such participants in the acquisition by reading the final proxy statement when it becomes available.